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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration Nos. 333-75778
                                                                    333-75778-01
                                                                    333-75778-02
                                                                    333-75778-03
                                                                    333-75778-04
                                                                    333-75778-05
                                                                    333-75778-06
                                                                    333-75778-07
                                                                    333-75778-08

                                TRITON PCS, INC.

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                                Supplement No. 1
                                       to
                        Prospectus dated January 9, 2002

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     On February 11, 2002, Triton PCS, Inc. announced that the expiration date for the registered exchange offer of its $400,000,000 aggregate original principal amount of 8 3/4% senior subordinated notes due 2011 for $400,000,000 aggregate original principal amount of its outstanding 8 3/4% senior subordinated notes due 2011 had been extended until 5:00 p.m., New York City time, on Wednesday, February 13, 2002, unless further extended. The exchange offer was scheduled to expire at 5:00 p.m., New York City time, on February 11, 2002.

     Holders desiring to tender their notes should contact the exchange agent, The Bank of New York, at the addresses listed in the prospectus. Triton PCS, Inc. elected to extend the exchange offer in order to allow additional time in which to determine whether the holders of the remaining outstanding notes also wish to accept the exchange offer.

     Other than as specifically modified by this prospectus supplement, all of the procedures, terms and conditions of the exchange offer, as described in Triton PCS, Inc.'s prospectus dated January 9, 2002, remain in full force and effect.

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Triton PCS, Inc. is not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" commencing on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor has any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               FEBRUARY 12, 2002